FOR IMMEDIATE RELEASE

Company	Frank Thomas	Media	Jim Wetmore
Contact:	VP, Finance and Investor Relations	Contact:	Berry & Company Public Relations
	Esperion Therapeutics, Inc.		(212) 253-8881
	(734) 222-1831		jwetmore@berrypr.com
fthomas@esperion.com

ESPERION REPORTS FINANCIAL RESULTS FOR THE
QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2003

Ann Arbor, MI (October 20, 2003) — Esperion Therapeutics, Inc. (Nasdaq: ESPR), a biopharmaceutical company dedicated to the discovery, development and commercialization of therapies to improve the treatment of cardiovascular disease, today reported financial results for the quarter and nine months ended September 30, 2003.

Esperion reported a net loss of $6.6 million, or $0.20 per share, for the quarter ended September 30, 2003 compared to a net loss of $7.0 million, or $0.24 per share, for the third quarter of 2002. Total operating expenses for the third quarter of 2003 were $6.2 million, compared to $7.1 million for the third quarter of 2002, representing a decline of 12.3%, primarily due to lower research and development expenses.

Research and development expenses totaled $4.5 million for the third quarter of 2003, or 71.9% of total operating expenses. The magnitude of the Company’s operating expenses each quarter is largely dependent upon the progress, timing, number, nature and size of the Company’s clinical trials and related process development and production activities.

The third quarter was highlighted by the completion of enrollment in the following four ongoing clinical trials:

• ETC-588-004 — Phase 2 trial in approximately 32 patients with carotid atherosclerosis using magnetic resonance imaging to evaluate changes in plaque volume;

• ETC-588-005 — Phase 2 trial in approximately 150 patients with acute coronary syndromes evaluating safety and tolerability and following each patient for six months to monitor adverse events, including the collection of cardiovascular event data;

• ETC-642-002 — Phase 1 single escalating dose trial in up to 32 patients with stable atherosclerosis evaluating safety and tolerability; and

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Esperion Reports Financial Results for the Quarter and Nine Months Ended September 30, 2003	Page 2

• ETC-1001-001 — Phase 1 single escalating dose trial in up to 36 healthy volunteers evaluating safety and tolerability.

The Company expects to report initial results from each of these studies in the months ahead.

In addition, Esperion completed a follow-on stock offering during the third quarter of 2003 resulting in net proceeds of approximately $66.7 million through the issuance of approximately 4.4 million shares of common stock.

As of September 30, 2003, Esperion had $92.4 million in cash and short-term investments, compared with $44.9 million at December 31, 2002. Long-term debt, including the current portion, was $9.1 million at September 30, 2003, compared with $8.8 million at December 31, 2002. There were approximately 34.1 million shares outstanding as of September 30, 2003.

The net loss for the nine months ended September 30, 2003 was $22.4 million, or $0.74 per share compared to a net loss of $22.1 million, or $0.76 per share, for the first nine months of 2002. Operating expenses totaled $21.1 million for the first nine months of 2003 compared to $21.7 million for the corresponding period in 2002, representing a decline of 2.8%. As a development stage company, Esperion has not reported any revenue since its inception.

Based upon current development plans, the Company projects 2004 operating expenses in the range of $38 to $42 million and a net loss between $39 and $42 million. This guidance does not include the effect of any potential corporate collaboration or any other activities that might affect our financial position next year. We estimate that research and development expenses will increase next year, particularly in the second half of the year.

Webcast
Esperion management will host a conference call and webcast to review financial results, recent accomplishments and upcoming milestones today at 4:30 p.m. (EDT). The live webcast may be accessed on Esperion’s website at http://www.esperion.com. To participate by telephone, you can call (800) 901-5241 or (617) 786-2963 and use the passcode “Esperion.” A replay of the call will also be available on Esperion’s website or by calling (888) 286-8010 or (617) 801-6888 and entering the passcode “95449008.”

Esperion Therapeutics
Esperion Therapeutics, Inc. discovers and develops pharmaceutical products for the treatment of cardiovascular disease. Esperion intends to commercialize a novel class of drugs that focuses on a new treatment approach called “HDL Therapy,” which is based on the Company’s understanding of high-density lipoprotein, or HDL, function. HDL is the primary facilitator of the reverse lipid transport, or RLT, pathway by which excess cholesterol and other lipids are removed from artery walls and other tissues and are transported to the liver for elimination from the body. Esperion’s goal is to develop drugs that exploit the beneficial functions of HDL within the RLT pathway. Esperion currently has four product candidates in clinical development. Esperion is listed on the Nasdaq National Market under the symbol “ESPR.”

Safe Harbor Statement
The information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “require,” “intend,” “assume” and similar expressions. Forward-looking statements speak only as of the date of this press release, reflect management’s current expectations,

Esperion Reports Financial Results for the Quarter and Nine Months Ended September 30, 2003	Page 3

estimations and projections and involve certain factors, such as risks and uncertainties, that may cause actual results, performance or achievements to be far different from those suggested by the Company’s forward-looking statements. These factors include, but are not limited to, risks associated with: the Company’s ability to successfully execute its business strategies, including entering into strategic partnerships or other transactions; the progress and cost of development of the Company’s product candidates; the extent and timing of market acceptance of new products developed by the Company or its competitors; the Company’s dependence on third parties to conduct clinical trials for the Company’s product candidates; the extent and timing of regulatory approval, as desired or required, for the Company’s product candidates; the Company’s dependence on licensing arrangements and strategic relationships with third parties; clinical trials; manufacturing; the Company’s dependence on patents and proprietary rights; litigation, proceedings, investigations and other disruptions of management’s time resulting from the acquisition of the Company’s common stock by various persons associated with Scott Sacane; the procurement, maintenance, enforcement and defense of the Company’s patents and proprietary rights; competitive conditions in the industry; business cycles affecting the markets in which any of the Company’s future products may be sold; extraordinary events and transactions; seeking and consummating business acquisitions, including the diversion of management’s attention to the assimilation of the operations and personnel of any acquired business; the timing and extent of the Company’s financing needs and the Company’s access to funding, including through the equity market, particularly in light of the impact on the market value of the Company’s common stock of matters outside of the Company’s control, such as trading activities by third parties; fluctuations in foreign exchange rates; and economic conditions generally or in various geographic areas. Because all of the foregoing factors are difficult to forecast, you should not place undue reliance on any forward-looking statement. More detailed information about some of these and other risk factors is set forth in the Company’s filings with the Securities and Exchange Commission. The Company does not intend to update any of these factors or to publicly announce the results of any revisions to any of these forward-looking statements other than as required under the federal securities laws.

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Esperion Reports Financial Results for the Quarter and Nine Months Ended September 30, 2003	Page 4

ESPERION THERAPEUTICS, INC. AND SUBSIDIARIES
(A Company in the Development Stage)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
in thousands	2003	2002

Assets:	(Unaudited)
Current assets:
Cash and cash equivalents	$64,685	$40,499
Short-term investments	27,707	4,354
Prepaid expenses and other	1,426	410

Total current assets	93,818	45,263

Property and equipment, net	2,498	3,001
Goodwill	3,108	3,108
Deposits and other assets	6	35

Total assets	$99,430	$51,407

Liabilities and Stockholders’ Equity:
Current liabilities:
Current portion of long-term debt	$1,052	$1,061
Accounts payable	1,110	1,687
Accrued liabilities	4,136	2,185

Total current liabilities	6,298	4,933

Long-term debt, less current portion	8,074	7,731
Stockholders’ equity:
Preferred stock	—	—
Common stock	34	29
Additional paid-in capital	201,677	133,411
Notes receivable	—	(3)
Accumulated deficit during the development stage	(116,450)	(94,046)
Deferred stock compensation	(148)	(589)
Accumulated other comprehensive loss	(55)	(59)

Total stockholders’ equity	85,058	38,743

Total liabilities and stockholders’ equity	$99,430	$51,407

Esperion Reports Financial Results for the Quarter and Nine Months Ended September 30, 2003	Page 5

ESPERION THERAPEUTICS, INC. AND SUBSIDIARIES
(A Company in the Development Stage)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended		Inception to
	September 30,		September 30,		September 30,

in thousands, except share and per share data	2003	2002	2003	2002	2003

Operating expenses:
Research and development	$4,473	$5,416	$16,204	$16,999	$92,652
General and administrative	1,748	1,677	4,938	4,750	22,054
Goodwill amortization	—	—	—	—	1,089
Purchased in-process research and development	—	—	—	—	4,000

Total operating expenses	6,221	7,093	21,142	21,749	119,795

Loss from operations	(6,221)	(7,093)	(21,142)	(21,749)	(119,795)

Other income (expense):
Interest income	191	258	440	862	7,637
Interest expense	(331)	(289)	(960)	(819)	(3,345)
Other, net	(202)	144	(742)	(401)	(947)

Total other income (expense)	(342)	113	(1,262)	(358)	3,345

Loss before income taxes	(6,563)	(6,980)	(22,404)	(22,107)	(116,450)
Provision for income taxes	—	—	—	—	—

Net loss	(6,563)	(6,980)	(22,404)	(22,107)	(116,450)
Beneficial conversion feature on preferred stock	—	—	—	—	(22,870)

Net loss attributable to common stockholders	($6,563)	($6,980)	($22,404)	($22,107)	($139,320)

Basic and diluted net loss per share	($0.20)	($0.24)	($0.74)	($0.76)

Shares used in computing basic and diluted net loss per share	32,373,833	29,268,023	30,408,455	29,234,243

Esperion Reports Financial Results for the Quarter and Nine Months Ended September 30, 2003	Page 6

ESPERION THERAPEUTICS, INC. AND SUBSIDIARIES
(A Company in the Development Stage)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended		Inception to
	September 30,		September 30,

in thousands	2003	2002	2003

Cash flows from operating activities:
Net loss	($22,404)	($22,107)	($116,450)
Adjustments to reconcile net loss to net cash used in operating activities:
Purchased in-process research and development	—	—	4,000
Depreciation and amortization	872	1,021	5,685
Stock-based compensation expense	441	611	4,091
Decrease in notes receivable	3	9	126
Loss on sale of property and equipment	1	170	192
Non-cash interest expense included in long-term debt	365	277	1,152
Changes in assets and liabilities:
Prepaid expenses and other	(1,018)	724	(2,256)
Other assets	29	(15)	549
Accounts payable	(578)	(1,431)	1,378
Accrued liabilities	2,063	(208)	4,245

Net cash used in operating activities	(20,226)	(20,949)	(97,288)

Cash flows from investing activities:
Purchases of property and equipment	(354)	(715)	(7,857)
Acquisition of Talaria Therapeutics, Inc.	—	—	(233)
Proceeds from sale of property and equipment	—	29	32
Purchases of short-term investments	(30,411)	(34,221)	(67,626)
Maturities of short-term investments	7,058	25,861	39,919

Net cash used in investing activities	(23,707)	(9,046)	(35,765)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock	—	—	42,200
Proceeds from the issuance of common stock	68,147	168	147,258
Proceeds from long-term debt	—	1,834	10,171
Repayments of long-term debt	(788)	(885)	(3,585)

Net cash provided by financing activities	67,359	1,117	196,044

Effect of exchange rate changes on cash	760	(22)	1,694

Net increase (decrease) in cash and cash equivalents	24,186	(28,900)	64,685
Cash and cash equivalents at beginning of period	40,499	70,286	—

Cash and cash equivalents at end of period	$64,685	$41,386	$64,685

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